Exhibit 99.1

BPZ Energy Provides Fourth-Quarter and Year-End 2008 Financials and Operations Update

HOUSTON, Mar 02, 2009 (BUSINESS WIRE) — BPZ Resources, Inc. (NYSE Alternext US:BPZ) today announced financial and operating results for the fourth quarter and year ended December 31, 2008. For the fourth quarter the Company reported Operating Loss of $8.4 million and Net Loss of $6.2 million or $0.08 per share. Fourth quarter results were impacted in part by lower production as previously announced and the rapid and steep decline in global oil prices. For the total year 2008 the Company reported Operating Loss of $7.6 million and Net Loss of $9.6 million or $0.12 per share. In addition, the Company had Earnings before Interest, Income Tax, Depreciation and Amortization (EBITDA; see the reconciliation and rationale for this non-GAAP measure below) of $(0.2) million and $9.6 million for the fourth quarter and year-ended December 31, 2008, respectively.

The table below illustrates the Company’s Consolidated Statements of Operations for the three and twelve months ending December 31, 2008 and 2007.

BPZ Energy, Inc. and Subsidiaries
Consolidated Statements of Operations
(Audited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2008	2007	2008	2007

Revenues	$18,111,855	$2,350,388	$62,954,901	$2,350,388

Operating and administrative expenses:
Lease Operating Expense	4,706,765	754,833	11,648,877	754,833
General and administrative	13,449,533	6,110,949	42,093,616	18,548,465
Geological, geophysical and engineering	287,583	119,975	794,925	4,045,381
Depreciation, depletion and amortization	8,114,768	629,094	16,061,540	792,531

Total operating expenses	26,558,649	7,614,851	70,598,958	24,141,210

Operating profit/(loss)	(8,446,794)	(5,264,463)	(7,644,057)	(21,790,822)

Other income (expense)

Income from investment in Ecuador property, net of amortization	58,259	314,488	717,571	264,031

Interest expense	—	4,104	—	—
Interest income	112,925	100,601	319,424	854,905
Other income/(expense)	(53,422)	182,830	102,425	200,904

Total other income	117,762	602,023	1,139,420	1,319,840

Loss before income taxes	(8,329,032)	(4,662,440)	(6,504,637)	(20,470,982)

Income taxes provision/(benefit)	(2,149,550)	—	3,141,851	39,001

Net loss	$(6,179,482)	$(4,662,440)	$(9,646,488)	$(20,509,983)

Basic and diluted net loss per share	$(0.08)	$(0.06)	$(0.12)	$(0.30)

Weighted average common shares outstanding	78,748,390	73,265,471	77,389,536	69,156,404

For the quarter, the Company reported revenue of $18.1 million on sales of 388,602 barrels of oil from production of 370,712 barrels of oil. Total year revenue consisted of $63.0 million on sales of 825,845 barrels of oil from production of 826,553 barrels. During the fourth quarter the average sales price, net of royalties, was $46.61 per barrel. While production and sales volumes compared favorably with the third quarter, up 41,622 and 66,431 barrels respectively, the average sales price, net of royalties, was lower by $57.19 (or 55.1%) per barrel.

Fourth quarter lease operating expense (including transportation costs) was $4.7 million or $12.11 per barrel while depreciation, depletion and amortization was $8.1 million or $20.88 per barrel. Lease Operating Expenses (LOE) per barrel was $0.99 higher than for the third quarter due to the charter hire of a double hull tank barge and tug to transport the Corvina oil to the refinery. This was partially offset by higher oil production during the period. Fourth quarter depletion, depreciation and amortization (DD&A) per barrel was $3.28 higher than for the third quarter due to the look-back adjustment, recorded in the fourth quarter, based on our updated year-end SEC reserve base and well costs.

Fourth quarter general and administrative expense was $13.4 million. Included in G&A was $5.0 million related to non-cash stock-based compensation expense. Overall, G&A was $3.0 million higher than for the third quarter as a result of severance costs related to staff reduction, mainly attributable to accelerated vesting of stock options and restricted stock; consulting and legal fees associated with Shell JV negotiations; legal and tax advisor expenses related to our corporate restructuring and legal fees related to negotiation of the reserve-based credit facility. A portion of the increase was also due to annual salary increases which in some cases have been reduced effective January 1, 2009. For the year ended December 31, 2008, total stock-based compensation included in G&A was $18.5 million.

Income tax benefit of $2.1 million was recognized in the fourth quarter as a result of decreased taxable income in Peru and the release of the allowance associated with a 2007 deferred tax asset. Total income tax expense for the year-ended December 31, 2008 was $3.1 million.

The table below represents a reconciliation of EBITDA to comparable financial measures calculated in accordance with generally accepted accounting principles in the United States of America.

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2008	2007	2008	2007

Net income/(loss)	$(6,179,482)	$(4,662,440)	$(9,646,488)	$(20,509,983)

Income tax provision/(benefit	(2,149,550)	—	3,141,851	39,001

Interest expense	—	—	—	—

Depreciation, depletion and amortization	8,114,768	629,094	16,061,540	792,531

Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA)(a)	$(214,264)	$(4,033,346)	$9,556,903	$(19,678,451)

(a) Earnings before Interest, Income taxes, Depreciation and Amortization (“EBITDA”) is a non-GAAP financial measure, as it excludes amounts or is subject to adjustments that effectively exclude amounts, included in the most directly comparable measure calculated and presented in accordance with GAAP in financial statements. “GAAP” refers to generally accepted accounting principles in the United States of America. Non-GAAP financial measures disclosed by management are provided as additional information to investors in order to provide them with an alternative method for assessing our financial condition and operating results. These measures are not in accordance with, or a substitute for, GAAP, and may be different from or inconsistent with non-GAAP financial measures used by other companies. Pursuant to the requirements of Regulation G, whenever we refer to a non-GAAP financial measure, we also present the most directly comparable financial measure and presented in accordance with GAAP, along with a reconciliation of the differences between the non-GAAP financial measure and such comparable GAAP financial measure. Management believes that EBITDA may provide additional helpful information with respect to the Company’s performance or ability to meet its debt service and working capital requirements.

Reserves Update

As of December 31, 2008 the Company’s total net proved reserves consisted of 17.1 million barrels of crude oil (Mmbo). The reserves report was prepared under the rules of the Securities and Exchange Commission (SEC) by the independent reserve engineering firm Netherland, Sewell & Associates, Inc. (NSAI) covering a portion of the Company’s Block Z-1 Corvina offshore field located in northwest Peru. This is approximately a 44% increase over the Company’s proved reserves reported as of December 31, 2007. The report also estimates the present value of the future net cash flows of the Company’s proved oil and gas reserves at the end of 2008, using a discount rate of 10% (PV-10) and a referential oil price of $37.80. The Company’s reserves categorized by proved developed producing and proved undeveloped and associated Standardized Measure of future net cash flow are set forth below:

Net Proved Crude Oil Reserves and Future Net Cash Flows

As of December 31, 2008

(Reserves Quantities in barrels)

Actual
Proved Developed Producing	4,223,398
Proved Undeveloped	12,930,405
Total Proved Reserves	17,153,803
Standardized Measure of Discounted Future Net Cash Flows, Discounted @ 10% (PV-10)	$298,926,934

Capital Expenditures Update

The Company reported total capital expenditures of $110 million for the year-ended December 31, 2008. Of this amount $95.3 million was related to the Company’s E&P activities and $14.7 million was related to the Gas-to-Power project.

CAPEX highlights include:

•                  $61.4 million related to drilling and testing the 18XD, 20XD and 15D wells;

•                  $17.6 million related to the FPSO, FSO and the related production facilities;

•                  $7.0 million under a capital lease related to the BPZ-02 deck barge used to support our drilling operations;

•                  $7.8 million related to capitalized depreciation, capitalized interest, office equipment and other;

•                  $1.5 million related to performing well control and refurbishment activities at the Albacora platform; And,

•                  $14.7 million related to our gas-to-power project, $9.0 million of which related to payments on three gas turbines.

The Company has budgeted 2009 capital expenditures at $86 million for its E&P activities as follows: $43 million allocated to drilling activities and facilities at Corvina; $41 million for drilling activities and facilities at Albacora; and $2 million for other projects such as refurbishment of the dock at Caleta Cruz which will increase efficiency and reduce costs associated with supporting its offshore activities. In addition, CAPEX for the gas-to-power project is expected to be $10 million and includes one payment made in first quarter 2009 for approximately $3.4 million. The Company has negotiated an agreement with the provider of the turbines to delay future monthly payments until November 2009. Future payments for the purchase of the gas turbines will only be expended if an equity partner or additional financing is secured.

Reserve-Based Credit Facility

In February 2009, the Company signed a revised Mandate Letter and Facility Term Sheet with Natixis related to a reserve-based credit facility. Based on current credit and commodity market conditions, the proposed facility has been resized to approximately $90.0 million, inclusive of the $15.0 million tranche previously closed and funded with IFC (International Finance Committee), bringing the facility in line with the expected borrowing base supported by our certified reserves. When and if the facility is closed, the Company expects the initial available borrowing capacity to be approximately $60.0 million, including the $15 million previously funded by IFC. The terms of the resized facility are expected to be aligned with recent transactions in the market. The closing of this tranche of the credit facility is dependent upon the successful syndication of approximately 50% of the $75 million commercial facility. The syndication process has been launched and depending on its success, the Company would expect to complete this financing in the early part of the second quarter of 2009.

Private Placement of Common Stock

In February 2009, the Company closed a private placement, issuing 14.3 million shares of common stock at $3.05. Additionally, IFC holds a 45-day pre-emptive right to participate in the offering resulting in the possible sale of an additional 1.4 million shares of common stock. Gross proceeds of approximately $43.6 million have been received and could increase to $48.0 million if IFC elects to participate in the offering. No warrants or other dilutive securities were issued to the investors in connection with the private placement. Following the closing of this private placement, the Company has 93.1 million shares of common stock issued and outstanding, with fully diluted shares of 96.9 million, both amounts exclude the 1.4 million shares which IFC may elect to purchase as part of the offering.

Gas-to-Power Project Financing

The Company currently estimates the gas-to-power project will cost approximately $130.0 million. IFC has advised that approximately 65% of the project’s costs can be expected to be financed with traditional project financing under current market conditions. Accordingly, the Company has commenced discussions with potential joint venture partners for the gas-to-power project in an attempt to secure additional equity for the power project. Following the identification and selection of a partner and consummation of project contracts, the Company plans to re-initiate negotiations with IFC regarding restructuring the gas-to-power financing. The closing of this financing is targeted for end of 2009 dependent of course on the timing of securing a partner.

Drilling and Production

Management previously announced that sales in the fourth quarter would be down against projection due to operational issues at the platform. Periods of reduced production as well as commodity prices drove the revenue variance in fourth quarter 2008. Additionally, first quarter 2009 production, obtained through long-term testing of the wells in Corvina, has been affected by the results of well 15D which is currently being side-tracked; the underperformance of well 20XD that will be worked-over; and by the need to upgrade the subsea flexible flow lines from the platform to the Company’s Floating Storage Production and Offloading barge (FPSO). The work-over on well 20XD is scheduled to take place in late March after the drilling of the sidetrack of well 15D. It is important to note that the 20XD well is the Company’s best performing well and is expected to see even better flow rates once the work-over is successfully completed. The flexible portion of the flow lines is scheduled to be upgraded beginning in mid-March and should take two to four weeks to complete. Currently, we are repairing one of the flow lines scheduled to be upgraded which has already curtailed production to between 2,000-2,500 bopd. Once the flow lines are upgraded, and pending a successful work-over on well 20XD, management expects production to increase. Once the Corvina facilities are upgraded and the work-over on the 20XD is complete, management will provide an update to operations and give a production estimate for the second quarter of 2009.

Three new Corvina wells are scheduled to be drilled during 2009 once the work-over is complete on the 20XD well. Three new wells, the 19D, 22D, and 23D will be drilled into Proved Undeveloped locations which should allow for continued production from Corvina in 2009 and 2010 and are expected to move a portion of Corvina’s Proved Undeveloped reserves into the Proved Developed Producing category.

Drilling at the Albacora platform is scheduled to begin in mid 2009. The Company’s first new well at Albacora will be a twin to the discovery well drilled in 1972 by Tenneco which tested 4,600 bopd and 20 Mmcf/d of rich gas that produced 400 barrels per day of condensate. It is important to highlight the impact that Albacora could have on our reserves, the borrowing base, and possibly the size of the credit facility. These reserves, if and when certified, will be added to the reported reserves in Corvina and may provide the reserve growth the Company has been discussing for year-end 2009. Albacora is expected to be placed on production once the first well is completed. Production facilities are expected to be placed on the platform with a barge system to store and offload oil into the transportation barge. This anticipated new oil production stream will be important to the Company reaching its target to produce between 10,000 and 12,000 bopd from Block Z-1 exiting 2009.

Cost Restructuring

Frederic Briens, Chief Operating Officer, has been responsible for leading renegotiations of service contracts related to the Company’s operations in Peru. The renegotiation of lower tariffs for services, the use of a refurbished dock in the town of Caleta Cruz, and the restructuring of the marine operations is expected to lead to a 15-20% reduction of operating expenses in 2009. In addition, staffing levels and salaries in both Houston and Peru have been reviewed, and adjustments made which should result in a savings to General and Administrative costs of approximately 20%. As previously announced, these measures went into effect at year end, and the Company did incur some one-time charges in fourth quarter 2008 related to items such as severance and other cost restructuring initiatives.

Well costs at Corvina, as a result of renegotiating contracts, should be approximately $10 million for wells 19D, 22D, and 23D. These wells are not expected to undergo extensive testing and will be drilled at a moderately deviated angle which should aid in the lowering of well costs. The Company demonstrated the ability to drill within the cost estimate of $10million as the 15D well in Corvina was at total depth and logged for approximately $9.5million. The sidetrack currently being drilled on the 15D will increase the well cost by approximately $6 million.

Gas-to-Power Initiatives

The Company announced recently that a strategic partner is being sought to help develop its gas-to-power facility in northwest Peru. The Company is discussing the possibility of a joint venture on the facility with several parties and will announce the details once an agreement has been consummated. The plan is to secure a partner for the power plant, and to resume the timeline for bringing power online as soon as possible to monetize the gas from the Corvina field. As previously estimated by NSAI under Society of Petroleum Engineering (SPE) guidelines, the Company has Proved gas reserves of approximately 105 Bcf in Corvina, and management believes once the gas reserves are updated by NSAI with the information from wells 20XD and 15D, that Proved reserves could be as much as 140-150 Bcf. That could give the Company the gas equivalent of approximately 25 Mmbo in Corvina that is currently in sands above the oil pool in the reservoir.

Manolo Zuniga, President and Chief Executive Officer commented: “We believe the Company is on track to meet the goals set forth for 2009 including ramping up production to twice the exit rate of 2008 and doubling Proved oil reserves in Block Z-1 with the addition of Albacora. The first well in Albacora is planned to be spud mid-year and we expect to have a reserve estimate from NSAI soon after the well is properly tested and evaluated, as wells drilled in the past should give us good information to estimate volumes. With the two or three additional wells planned in Corvina, plus the expected addition of production from Albacora, we should be able to meet our goal of producing approximately 10,000 to 12,000 bopd; and with the addition of reserves in Albacora we expect to double oil reserves in Block Z-1. While production is important as it provides cash flow to fund our operations, the addition of reserves from Albacora during 2009 is key, as BPZ is still building asset value.” Mr. Zuniga added “After the incident disrupting our operations early in 2008 we were able to sustain seven months of production from Corvina. The ongoing upgrades in Corvina’s facilities, combined with the aggressive 2009 drilling campaign, puts the Company on solid footing to emerge well from the recent downturn in the market. The equity raise was led by some of our current largest shareholders as well as a few new institutional funds that see the long-term value of our assets in Peru. We are working on the Natixis financing package, but at the same time working with the International Finance Corporation to provide a backstop if needed. We have solid institutional support and a committed management team.” Mr. Zuniga concluded “we have several parties interested in our gas-to-power project and we are moving through the selection process with a sense of urgency. We must find the right strategic partner for the power project in order to give BPZ access to a growing gas market. We have Proved gas in our Corvina field that we need to begin to monetize as soon as possible. Peru’s electrical market is in need of power and we have the ideal scenario for delivery of that needed power to the grid. Investors should be confident that the management team is working to monetize both oil and gas in amounts that make the Company a free cash flowing entity, giving us the ability to drill and prove up additional reserves in our acreage.”

About BPZ Energy

Houston based BPZ Energy is an oil and gas exploration and production company which has exclusive license contracts for oil and gas exploration and production covering approximately 2.4 million acres in four properties in northwest Peru. It also owns a minority working interest in a producing property in southwest Ecuador. The Company is currently executing the development of the Corvina oil discovery, the redevelopment of the Albacora oil field, and the exploration of Block XIX, in parallel with the execution of an integrated gas-to-power strategy, which includes generation and sale of electric power in Peru and the development of a regional gas marketing strategy. The Company’s website at www.bpzenergy.com provides additional information about the Company’s plans, including photographs and other information with respect to its operations.

Forward Looking Statements

This Press Release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.These forward looking statements are based on our current expectations about our company, our properties, our estimates of required capital expenditures and our industry. You can identify these forward-looking statements when you see us using words such as “expect,” “will”, “anticipate,” “indicate,” “estimate,” “believes,” “plans” and other similar expressions. These forward-looking statements involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward looking statements. Such uncertainties include the success of our project financing efforts, including final documentation and execution of debt financing documents with IFC, accuracy of well test results, well refurbishment efforts, successful production of indicated reserves, satisfaction of well test period requirements and the successful management of our capital development project, and other normal business risks. We undertake no obligation to publicly update any forward-looking statements for any reason, even if new information becomes available or other events occur in the future. We caution you not to place undue reliance on those statements.

The U.S. Securities and Exchange Commission permits oil and gas companies, in their filings with the SEC, to disclose only “Proved” reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions. The Company is prohibited from disclosing other categories of reserves in its SEC filings. We use certain terms in this press release such as “Indicated” “Probable” or “Possible” oil and gas reserves, as well as similar terms such as “barrels of oil per day” and “oil sands” suggesting such reserves, which the SEC’s guidelines strictly prohibit us from including in filings with the SEC.The reserve quantities reflected above were certified by Netherland, Sewell & Associates, Inc. using the 1997 definitions and standards of the Society of Petroleum Engineers and World Petroleum Congresses which we are prohibited from disclosing in any of our SEC filings. These definitions and standards may result in estimates of proved reserves which are materially different from those disclosed in the Company’s filings with the SEC. U.S. investors are urged to consider closely the disclosure in our SEC filings, available from us at 580 Westlake Park Blvd., Suite 525 Houston, Texas 77079; Telephone: (281) 556-6200. You can also obtain these filings from the SEC by calling 1-800-SEC-0330.

SOURCE: BPZ Resources, Inc.

BPZ Resources, Inc.
Greg Smith, 281-752-1240
Director of Investor Relations and Corporate Communications